Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 22, 2012, with respect to the financial statements and supplemental schedules included in the Annual Report of Masimo Corporation Retirement Savings Plan on Form 11-K for the years ended December 31, 2011 and 2010. We hereby consent to the incorporation by reference of said report in the Registration Statement on Forms S-8 of Masimo Corporation ((i) File No. 333-148149, effective December 19, 2007, (ii) File No. 333-149138, effective February 11, 2008, (iii) File No. 333-157673, effective March 4, 2009, (iv) File No. 333-168534, effective August 4, 2010 and (v) File No. 333- 179557, effective February 17, 2012), and Form S-3 (File No. 333-167760, effective June 25, 2010).

/s/ GRANT THORNTON LLP

Los Angeles, California

June 25, 2012